Exhibit 99.1

Press Release

CONTACT:	Tricia Haugeto
Array BioPharma Inc.
(303) 386-1193
thaugeto@arraybiopharma.com

ARRAY BIOPHARMA’S ANTICANCER COMPOUND ARRY-142886 CLEARED
TO ADVANCE INTO HUMAN CLINICAL TRIALS

- Phase I Trial Expected to Commence in Spring 2004 -

Boulder, Colo., (March 5, 2004) - Array BioPharma Inc. (NASDAQ: ARRY) received notification from the U.S. Food & Drug Administration that its investigational new drug (IND) application is now in effect for ARRY-142886 (AZD6244), allowing Array to proceed with human clinical studies in cancer patients.  ARRY-142886 (AZD6244), the Company’s first small molecule anticancer compound, interferes with MEK, one step in a critical cellular hyperproliferation pathway in human cancer cells.  Oral administration of ARRY-142886 (AZD6244) in certain preclinical skin, pancreatic, colon, lung and breast tumor models resulted in tumor suppression and regression.

“The clearance to advance ARRY-142886 (AZD6244) into human clinical trials is a significant achievement for Array and further demonstrates our ability to create high quality clinical candidates,” said Kevin Koch, Ph.D., President and Chief Scientific Officer. “We continue to build a strong pipeline of orally active drug candidates focused on cancer and inflammatory disease, and we plan to advance select programs to Phase II clinical proof of concept.”

In December 2003, AstraZeneca PLC acquired exclusive, worldwide rights to ARRY-142886 (AZD6244) and related intellectual property for oncology indications. Array is responsible for the IND filing and performing a Phase I clinical trial. AstraZeneca will be responsible for all other aspects of clinical development and commercialization.

Array plans to commence the Phase I trial this spring at two academic medical centers in the United States.  The trial is designed to evaluate tolerability and pharmacokinetics of ARRY-142886 (AZD6244) following oral administration to patients with advanced cancer.  In addition, the trial is designed to examine patients for indications of biological activity as well as pharmacodynamic and tumor biomarkers.

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About Array BioPharma:

Array BioPharma is creating the next generation of orally active drugs by integrating the latest advances in chemistry, biology and informatics. Our drug development pipeline is focused primarily in cancer and inflammatory disease and includes several promising small molecule drugs that regulate well-validated targets in therapeutically valuable disease pathways. Array collaborates with leading pharmaceutical and biotechnology companies to design, create and optimize drug candidates across a broad range of therapeutic areas.  For more information on Array, please go to www.arraybiopharma.com.

Founded in 1998, Array BioPharma is headquartered in Boulder, Colorado and employs over 250, including 200 scientists. Companies utilizing Array’s drug discovery expertise include AstraZeneca, Genentech, Eli Lilly, InterMune, GenPath, Roche and Takeda.

About AstraZeneca PLC:

AstraZeneca is a major international healthcare business engaged in the research, development, manufacture and marketing of prescription pharmaceuticals and the supply of healthcare services. It is one of the top five pharmaceutical companies in the world with healthcare sales of over $18.8 billion and leading positions in sales of gastrointestinal, oncology, cardiovascular, neuroscience and respiratory products. AstraZeneca is listed in the Dow Jones Sustainability Index (Global and European) as well as the FTSE4Good Index.

For more information, please visit www.astrazenecapressoffice.com

Forward-Looking Statement:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties, including those discussed in our annual report filed on Form 10-K for the fiscal year ended June 30, 2003, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to achieve and maintain profitability, the extent to which the pharmaceutical and biotechnology industries are willing to collaborate with and fund third parties on their drug discovery activities, the ability of our collaborators and of Array to meet drug discovery objectives tied to milestones and royalties, our ability to continue to fund and successfully progress internal research efforts and to create effective, commercially viable drugs, and our ability to attract and retain experienced scientists and management. We are providing this information as of March 5, 2004. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

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